UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2009

Grand Canyon Education, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On November 5, 2009, management of Grand Canyon Education, Inc. (the “Company”) finalized a plan to centralize its student services operations in Arizona and, as a result, will close its student services facility in Utah. This decision will result in a reduction in force of approximately 50 employees. The Company is taking these actions as part of its continuing efforts to improve service to its students and promote cross-functional teams.

The employees impacted by the closure of the student services facility in Utah, who are primarily enrollment counselors, have been offered similar positions in Arizona. Those employees, who chose not to relocate, will be terminated effective immediately and will be eligible for transition benefits. The employees were notified of the transition plan on November 5, 2009. The exit costs expected to be incurred in connection with this decision are as follows:

(1)	One-time termination benefits of approximately $0.8 million, which are anticipated to be incurred and will be accrued in the fourth quarter of 2009. While the affected employees will be terminated immediately, their severance payments will be made ratably over the period starting in November 2009 through March 2010.

(2)	Costs associated with relocating the employees that choose to move to Arizona of approximately $20,000 which are expected to be incurred and paid to employees in December 2009 and January 2010, and will be charged to expense in the period incurred.

(3)	The Company currently leases the facility in Utah under a lease that requires monthly payments through its termination date of May 2013. Upon ceasing operations in Utah and vacating the facility, the Company will record a liability of approximately $0.5 million, which represents the future lease payments, net of estimated sublease rentals, plus the write off of leasehold improvements associated with this leased space. The Company anticipates vacating the facility in late December 2009.

In the event the Company incurs material additional charges in connection with this restructuring plan, the Company would file an amended report on Form 8-K under this Item 2.05 to provide appropriate estimates related to such additional charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: November 9, 2009

By: /s/ Daniel E. Bachus

Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)